Exhibit 99.1


           EQUITY INNS ANNOUNCES PROMOTION OF HOWARD A. SILVER TO CEO

             Phillip H. McNeill, Sr. to Remain Chairman of the Board
                Ed Ansbro Joins Equity Inns as SVP of Real Estate

GERMANTOWN, Tenn.--(BUSINESS WIRE)--January 4, 2005--Equity Inns, Inc.
(NYSE: ENN), a hotel real estate investment trust (REIT), today announced that Howard A. Silver has been promoted to Chief Executive Officer, effective January 15, 2005. Mr. Silver will also continue to serve as President.

Phillip H. McNeill, Sr., company founder, who will remain Chairman of the Board, stated, "Howard is the logical choice for CEO. He joined us in May 1994 as Treasurer and Chief Financial Officer, before assuming the role of President and Chief Operating Officer in 1998. As President and COO, he has been instrumental in establishing and implementing our strategy, which has enabled us to grow our hotel portfolio to 110 hotels."

Mr. McNeill added, "We also believe that in today's environment, it is advantageous to separate the role of Chairman and Chief Executive Officer. Equity Inns is continually mindful of the need to uphold the highest standards of corporate governance."

Equity Inns also announced that Ed Ansbro has joined the Company as Senior Vice President of Real Estate. Mr. Ansbro was most recently Senior Vice President of New Business Development at Storage USA, a wholly-owned unit of GE Real Estate. Prior to that, he served as Senior Vice President and Chief Development Officer of Storage USA Franchise Corporation. From 1988-1998, Mr. Ansbro held senior development positions at Promus Hotel Corporation, which was the nation's fourth largest hotel franchiser, manager, and owner, before it was acquired by Hilton Hotels Corporation in 1999.

Mr. Silver stated, "We are pleased that Ed has joined our team. He brings to Equity Inns over fifteen years of real estate experience in the hotel industry. His background and talent will augment our ongoing efforts to upgrade our hotel portfolio through acquisitions and divestitures."

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 110 hotels with 13,508 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT: Equity Inns, Inc. Howard
Silver, 901-754-7774
            or
Integrated Corporate Relations, Inc.
Brad Cohen, 203-682-8211